EXHIBIT 99.1

CONTACT:
Bell Industries, Inc.
Russell A. Doll/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang 310-279-5980	FOR IMMEDIATE RELEASE

Bell Tech.logix Announces Change in Outsourcing and Product Engagement

El Segundo, California – July 18, 2005 – Bell Tech.logix Group (BTL), an operating unit of Bell Industries, Inc. (AMEX:BI), today said its largest customer, Philip Morris USA, indicated to BTL its intention to transition certain outsourcing services and product sales provided by BTL to a new vendor on or before the contract termination date of April 2006.

BTL said the portion of the engagement covered by this contractual relationship generated approximately $2 million in services revenue and $800,000 in product sales for BTL during the first quarter ended March 31, 2005. For the full year ended December 31, 2004, services revenue from this portion of the engagement totaled approximately $8 million and product revenue amounted to $10 million, of which $6.9 million was related to one large product deployment project.

Russell A. Doll, president of BTL and acting chief executive officer of Bell Industries, said the company is awaiting the final determination of the details of the transition, including the timing of the transition, pending the customer’s discussions with its new vendor.

BTL offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Support services include help desk support, desk side support, technical maintenance services, and reverse logistics and depot services.

Through other operating units, Bell distributes after-market parts and accessories to the recreational vehicle market and manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.

Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, the intention, timing and impact of BTL’s largest customer to transition certain services and product sales to a new vendor, and other factors described in the company’s public filings from time to time.

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